Exhibit 10.23

AMENDMENT No. 1 TO

STRATEGIC RELATIONSHIP AGREEMENT

AMENDMENT No. 1, dated as of February 13, 2003, to the STRATEGIC RELATIONSHIP AGREEMENT dated May 1, 2000 (the “Original Agreement”) by and between I-many, Inc., (“I-many”) and The Procter & Gamble Company (“P&G”).

The parties wish to amend the terms of the Original Agreement with respect to revenue sharing conditional upon certain terms and conditions as set forths below in more detail.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I-many and P&G agree as follows:

Section	1. Amendment: The Original Agreement effective at date of this Amendment shall be amended as follows:

Section	1.01. Section 5.2 of the Original Agreement is deleted and hereby replaced with the following section:

5.2 Assistance. P&G, including P&G’s CIO, CPG executives and other supporters of I-many, shall commit to activities needed to support I-many’s overall contract management solution initiatives. P&G shall use reasonable efforts to assist I-many in the following ways:

(a)	introduce I-many to the target internet portals, including EFS, Transora, in the Commercial Products Market and serve as a reference to such portals;

(b)	serve as a reference with respect to I-many’s contract management solutions for third parties considering purchase of I-many Solutions or for third parties providing financial assistance to I-many, on reasonable request from I-many;

(c)	introduce I-many to relevant trade organizations, such as Efficient Foodservice Response (EFR), National Restaurant Association (NRA), International Foodservice Manufacturers Association (IFMA), and International Foodservice Distributors Association (IFDA), and assist in securing opportunities for I-many to present to these organizations and their members;

(d)	assist I-many in developing press releases and promotional materials including consenting to be named in press releases, promotional materials, and on I-many’s client lists, provided however I-many may only use P&G’s name in such materials upon P&G’s written consent;

(e)	refer to I-many potential licensees of the I-many Solutions, including other manufacturers and distributors, where a referral includes actively working to introduce such potential licensees to I-many (as opposed, for example, to simply providing a list of potential licensees);

(f)	assist with generating leads for I-many’s Commercial Products software products, including: identifying a target list of companies with which P&G has strong ties to key Commercial Products contract management software decision makers, outreach to each company to generate interest in I-many, setting up meetings for I-many during 2003;

(g)	assist with closing deals for Commercial Products software solutions including: on-site visits to demonstrate the value of the P&G solution, telephone reference calls, executive-to-executive discussions regarding the value derived by P&G from I-many’s solutions, conducting a regular review of the target list and creating customer specific action plans based on the current situation;

(h)	participate in creation of a white paper on the value P&G is deriving from I-many’s contract management solution including: providing input to white paper’s content and quotes, assistance with the marketing of the white paper to trade publications; and

(i)	conduct training session for I-many Commercial Products sales force, with topics to include: day in the life of P&G contract management, value proposition for P&G and selling messages.

Section 1.02.	Effective immediately, Section 7.1 of the Original Agreement is hereby amended by adding the following new subsections:

(e) I-many shall issue to P&G on the second (2nd) business day after the date of AMENDMENT No. 1, dated as of February 13, 2003, to the STRATEGIC RELATIONSHIP AGREEMENT, a warrant, substantially in the form of Exhibit A (the “Warrant”), which shall permit P&G to purchase up to 1,000,000 additional shares of I-many common stock for an exercise price equal to the volume-weighted average of the closing market prices of the common stock on the ten (10) trading days preceding the date of the AMENDMENT No. 1, dated as of February 13, 2003, to the STRATEGIC RELATIONSHIP AGREEMENT. Such warrant will be exercisable at any time during the period ending three years after the date of issuance and according to the terms thereof. The warrant shall be fully vested upon grant.

(f) I-many shall not be required to pay any royalties other than issuing the warrant as set out in Section 7.1(e)

Section 1.03.	Effective upon the effectiveness of the registration statement described in Section 2 below, (i) Section 7.1 of the Original Agreement is further hereby amended by deleting existing subsections (a), (b), (c) and (d) thereof, and (ii) Section 7.2 and Section 7.3 of the Original Agreement are hereby deleted.

Section	1.04. Section 18 of the Agreement is deleted and hereby replaced with the following section:

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18.	Disclosure. I-many and P&G agree that I-many may file this Agreement and any Amendment thereto as an exhibit to any filings it makes with the Securities and Exchange Commission.

Section 1.05.	Exhibit A of the Original Agreement is deleted and hereby replaced by Exhibit A attached to this Amendment.

Section 2.	Upon the second (2nd) business day after the date of this Amendment I-many shall, at its expense, cause the Warrant to be issued to P&G and use its best endeavor to expedite the registration with the Securities and Exchange Commission (the “SEC”) of the 1,000,000 additional shares of common stock issuable upon exercise of the Warrant. I-many shall provide evidence to P&G once unconditional and irrevocable registration of such shares with the SEC has been obtained.

Section 3.	Ratification. P&G and I-many hereby ratify the Original Agreement and affirm that, except as expressly amended by this Amendment, the Original Agreement continue in full force and effect in accordance with their terms and conditions. All defined terms in this Amendment shall have the same meaning as defined in the Original Agreement unless otherwise defined in this Amendment.

IN WITNESS WHEREOF the parties hereto have entered into this Amendment of the Original Agreement effective as of this 13th day of February  , 2003.

THE PROCTER & GAMBLE COMPANY	I-MANY, INC.

By:	By:

A. Leigh Powell, CEO

Print Name:	Date:

Title:

Date:

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